January 8, 2001

Mr. Rodney A. McLauchlan
831 Ponte Vedra Boulevard
Ponte Vedra Beach, Florida 32082

Dear Rodney:

      The following letter details your final settlement regarding the termination of your employment contract with Deutsche Bank Securities dated July 23, 1999.

o     Your contract is terminated effective December 31, 2000.

o You will receive a payment in the amount of $2,650,000 (less all applicable statutory withholdings) on or about January 5, 2001. In addition, in accordance with the letter agreement dated January 5, 2001 you will receive a payment in the amount of $3,000,000 (less all applicable statutory withholdings) on or about January 5, 2001.

o You will also be paid for 10 days of unused accrued vacation days for the year 2000, at this time.

o You are vested in the 1999 Co-Investment Plan. You are entitled to participate in the 2000 Co-Investment Plan and as per your instructions a pre-tax payment of $100,000 will be deducted from your 2000 bonus payment.

o Your benefits will be continued in accordance with the Severance Benefit Information Document that is attached until December 31, 2003.

o As per your contract, in the event that the payment outlined above may be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, you shall be entitled to receive an additional cash payment (a "Gross-Up Payment") in an amount sufficient itself net of Federal, State, and Local taxes on such Gross-Up Payment to cover any Section 4999 excise taxes.

o The firm agrees to pay for any tax and audit related expenses pertaining to years 1997-2001.

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o     The firm agrees to pay for shipment expenses of office and apartment goods from New York to your residence in Florida in accordance with our current relocation policies.

o Deutsche Bank agrees to reimburse you for any business related expenses incurred on the firm's behalf through December 31, 2000.

o The firm also agrees to assist in any reasonable way the facilitation of the transfer of your securities licenses.

o As per your contract you will not directly or indirectly solicit or induce or cause any third party to solicit or induce any Bankers Trust (or its successors') employees to work for you or any competitor of the firm, through June 30, 2001. However, it is understood that if any firm employee contacts you on his or her own initiative, you may thereafter discuss employment opportunities with such employee, provided that in such situation you agree to notify the Chief Legal or Human Resources Officer of the firm before any offer of employment is extended to any such individual.

We wish you much success, Rodney, in your future endeavors. Please feel free to contact me at any time if you have any questions or require any further assistance.

Regards,


Linda Landsman
Managing Director
Human Resources

January 8, 2001

Mr. Rodney A. McLauchlan
831 Ponte Vedra Boulevard
Ponte Vedra Beach, Florida 32082

Dear Rodney:

      This Agreement dated January 5, 2001 between Rodney McLauchlan and Deutsche Bank Securities Inc. (the "Bank") shall be in effect from January 1, 2001 through December 31, 2001. The terms and conditions are as follows:

i) During the term of this Agreement, Mr. McLauchlan agrees to provide such services as requested by John Ross, CEO Americas, or his successor. In consideration for the services provided pursuant to this Agreement, the Bank agrees to pay to Mr. McLauchlan the amount of $3,000,000, less applicable withholdings, on January 5, 2001.

ii) The parties agree that Mr. McLauchlan is not required to perform job duties which would require that his principal office or residence be maintained in the City of New York, New York, or its vicinity. Mr. McLauchlan may perform job duties outside of New York, if he so desires.


Sincerely yours,


- -----------------------------
Linda Landsman
Managing Director
Human Resources

Agreed and Accepted:


- -----------------------------
Rodney McLauchlan       Date

July 23, 1999

Mr. Rodney A. McLauchlan
831 Ponte Vedra Boulevard
Ponte Vedra Beach, Florida 32082

Dear Rodney:

      This agreement (the Agreement) will confirm the arrangements that have been made regarding the terms of your continued employment following the merger between Bankers Trust and Deutsche Bank (the "Merger"). For purposes of this Agreement, the term "Bankers Trust" shall include its successors, which may include any company within the Deutsche Bank Group, and the term "Effective Date" shall mean June 4, 1999, the date of consummation of the Merger.

      Title: You shall have the title of Managing Director, and you shall serve the functional role referred to as "Chief Executive Officer for Latin America". You will continue to serve as Executive Vice President of Bankers Trust Company, and will become an officer of Deutsche Bank Securities, Inc. (DBSI). Your primary office shall be located in Manhattan, New York. However, Bankers Trust acknowledges that the nature of your employment and responsibilities will require extensive travel overseas and, in particular, to Latin America. Bankers Trust also acknowledges that you will maintain your primary residence in Florida.

      Minimum Compensation Guarantee: Your annual total compensation ("Minimum TC") for 1999, 2000 and 2001 (the "Guarantee Period"), will not be less than $3,000,000 respectively. Your minimum discretionary bonus ("Minimum Bonus") will be equal to the excess of your Minimum TC over your annual base salary of $350,0000. For 1999, your Minimum Bonus will be paid to you as current cash compensation. Any 1999 pro-rata bonus paid to you for the period prior to the Effective Date will count towards your Minimum Bonus for 1999. Any bonus awarded in excess of the Minimum Bonus for 1999 may be granted as one or more forms of equity in Bankers Trust or a division thereof under the same terms and conditions applicable to other employees of Bankers Trust at a comparable level, all at the sole discretion of Bankers Trust. The cash to equity ratio of the combined Minimum Bonus and excess, if any, is not to exceed the cash to equity ratio of comparable bonus awards given to other employees at comparable levels to you. Each of the aforementioned Minimum Bonuses will be awarded on the condition that no notice of separation has been given by you prior to the respective payout date(s) and no separation of your employment for "Cause" has occurred (as defined in Appendix A). If you have a termination after the effective date and on or prior to December 31, 2001, (other than by "Cause" or by notice of separation given by you) then you will be paid in cash, within 30 business days of the date of termination, any unpaid compensation for the remainder of the guarantee period at the guaranteed level (whether or not originally payable in cash or stock) as if you had continued your employment through the end of such period. Any deferred portion of the Minimum Bonus or any excess bonus thereon, relating to a year during the guarantee period prior to the year of termination will also vest and be paid based on the value as of the date of termination whether such termination occurs before or after December 31, 2001.

      Current Payment: Upon execution of this Agreement, you will receive a lump sum payment ("Current Payment") of $7,500,000 in lieu of any claims under the Bankers Trust Change of Control

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Severance Plan 1. Such payment is to be made within thirty (30) days following the date of execution of this Agreement.

      In the event that the Current Payment outlined above may be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, you shall be entitled to receive an additional cash payment (a "Gross-Up Payment") in an amount sufficient itself net of Federal, State and Local taxes on such Gross-Up Payment to cover any Section 4999 excise taxes, if applicable, on any of the payments or distributions outlined above.

      In exchange for the Current Payment outlined above, you acknowledge and agree to waive all rights and claims to any further severance compensation of any kind or description from either Bankers Trust or Deutsche Bank should your employment with either Bankers Trust or Deutsche Bank terminate after the Effective Date but prior to December 31, 2001 other than the unpaid portion of the guaranteed annual compensation through the date of the guarantee period. In addition, you will be provided with the continuation of health and welfare benefits equivalent to those in effect prior to termination until the earlier of
(a) a period of up to three (3) years from the Effective Date or (b) your subsequent employment and eligibility to receive the health and welfare benefits of similar coverage from your subsequent employer.

      Benefits: You shall be provided with the service credit you currently enjoy for all purposes (other than benefit accruals) in all benefits plans in which you participate and shall be provided with employee benefits (retirement, welfare, etc.) no less favorable than those provided to your peer executives at Bankers Trust.

      Miscellaneous: Bankers Trust's obligation to make the payments provided for in this Agreement and otherwise to perform obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which Bankers Trust or its affiliates may have against you or others.

      Notwithstanding the above, Bankers Trust may withhold from any amounts payable to you under this Agreement all deductions and taxes that are required to be withheld pursuant to any applicable law. In the event there is a dispute between you and Bankers Trust about these commitments, then Bankers Trust will pay your reasonable legal fees if you prevail in a substantial way in the dispute.

      If your employment is terminated for any reason prior to the third anniversary of the Effective Date, you agree that you will not directly or indirectly solicit or induce or cause any third party to solicit or induce any Bankers Trust (or its successors) employees to work for you or any competitor of Bankers Trust/The Firm for a period of six months following your date of termination. However, it is understood that if any Bankers Trust/The Firm employee contacts you on his or her own initiative, you may thereafter discuss employment opportunities with such employee, provided that in such situation you agree to notify the Chief Legal or Human Resources Officer of Bankers Trust/The Firm before any offer of employment is extended to any such individual.

      By entering into this letter agreement, the parties agree that any and all disputes arising from this letter agreement or otherwise will be governed by federal law, to the extent applicable, or, if not so applicable, by the laws of the State of New York without regard to its conflict of law provisions.

      In offering you this package, Bankers Trust is recognizing you as an important part of our future success with Deutsche Bank. By your signature below accepting the terms hereof, you are indicating your personal commitment to the effort. If you have not accepted this offer within ten business days from the date of this letter (by returning your executed copy to Bankers Trust), Bankers Trust reserves the right to withdraw this offer letter.

      We are very excited about the opportunities ahead.

                                        Sincerely,



                  Donald J. Jones                     Doreen L. Kennedy
                  Managing Director                   Director
                  Human Resources - Americas


I accept the terms of this offer made to me dated July 23, 1999. In accepting this offer, I agree that I did not rely on any promises or representations other than those made in this letter.


- ------------------------------
Rodney A. McLauchlan

                                   APPENDIX A

"Cause" shall mean in respect to the termination of your employment by DBSI (i) any act or a series of acts when taken together of omission which constitutes a material breach by you of the terms of this letter or your employment, (ii) the conviction of a felony or commission of any act which would rise to the level of a felony, (iii) the conviction or commission of a lesser crime or offense that adversely impacts upon the business or reputation of DBSI, its parent and/or affiliates and subsidiaries in a material way, (iv) your willful violation of specific lawful written directions from DBSI, (v) commission of a dishonest or wrongful act involving fraud misrepresentation or moral turpitude causing damage or potential damage to DBSI, its parent and/or affiliates and subsidiaries, (vi) the willful failure to perform a substantial part of your duties, (vii) breach of fiduciary duty, or (viii) the issuance of any final consent decree, cease-and-desist or similar order against you by a regulatory agency relating to violations of alleged violations of any federal or state securities laws governing the conduct of the business of DBSI (other than acts of judgment) which materially impairs the financial condition or business reputation of DBSI, its parent and/or affiliates and subsidiaries.